Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports First Quarter Fiscal Year 2012 Operating Results

SAINT PAUL, MN (February 28, 2012) — Angeion Corporation (NASDAQ: ANGN) today reported financial results for its first quarter fiscal 2012 ended January 31, 2012.

First Quarter Highlights:

•	Revenues of $7.1 million comparable to the first quarter of 2011;
•	Service revenue improved 19% to $1.1 million, compared to $909,000 in last year’s first quarter;
•	GPO (group purchasing organization) revenue during the first quarter increased 321% to $1.4 million, compared to $332,000 in the comparable quarter;
•	Recurring revenue in the first quarter increased 14% to $3.9 million and accounted for approximately 55% of total revenue in the quarter;
•	Gross margin for the first quarter remained solid at 56.4%;
•	Domestic sales increased to $5.7 million, a 10% increase over the prior year’s first quarter;
•	Strong balance sheet with $9.2 million in cash and investments, over $13 million of working capital and no long-term debt; and
•	Addition of RTDTM (Real-Time-DiffusionTM) MultiGas TechnologyTM to our product family.

Angeion reported revenue of $7.1 million compared to $7.1 million in the first quarter of fiscal 2011. For the first quarter, domestic sales increased 10% to $5.7 million, compared to $5.2 million in the previous year’s first quarter and international sales decreased by 26% to $1.4 million, versus $1.9 million in last year’s comparable first quarter. During the first quarter, equipment, supplies and accessories sales decreased by 2.7% to $6.0 million, compared to $6.1 million during last year’s period. Service revenue increased 19% to $1.1 million, versus $909,000 in last year’s first quarter. Angeion reported net loss of $249,000, or ($0.07) per diluted share, versus net loss of $324,000, or ($0.09) per diluted share, in the comparable quarter last year.

Gross margin for the quarter remained firm at 56.4% compared to the first quarter of fiscal year 2011. General and administrative expenses in the first quarter of fiscal 2012 decreased 14.9% primarily due to the absence of severance and related one-time expenses. Management will continue to examine operating expenses going forward to ensure they remain at reasonable levels. Sales and marketing expenses increased 1.2% compared to the first quarter of fiscal 2011 while research and development costs increased 13.8%. As management disclosed in the fourth quarter, the Company has made a strategic decision to dedicate additional resources to advance software and hardware development initiatives to enhance current product offerings and develop future new products.

Gregg O. Lehman, Ph.D., president and chief executive officer of Angeion Corporation commented, “We are pleased with the measurable progress achieved in the past two quarters by refocusing the Company on our new strategy and installing more disciplined business processes. The top-line and bottom-line results of the first fiscal quarter of 2012 are generally in line with our internal expectations. Domestic sales for the quarter were up 10% despite the fact our fiscal first quarters are generally most affected by the inherent seasonality in the medical device business. Our strategic decision to focus on developing GPO partnerships continues to pay dividends, as the GPO sales channel delivered a strong quarter with revenues more than three times that of the first quarter of fiscal 2011 and accounted for 20% of total sales for the quarter. Service revenues increased 19% in the first quarter as our direct sales force continued to execute on our initiative to expand service revenues, and in turn, recurring revenues, which accounted for 55% of the quarter’s total revenues.”

“Outside the U.S. market,” continued Dr. Lehman, “economic conditions in Europe continue to be very challenging and substantially impacted revenues in the first quarter of fiscal 2012 with a 26% decrease in total international sales from last year’s first quarter. We continue to believe that international markets will be a significant contributor in the coming years and we are dedicated to strengthening our distribution capabilities in those markets as economic conditions improve.”

Dr. Lehman continued, “We are committed to developing new products and refreshing our existing product lines so that they can be produced in the most cost-efficient manner possible, leading to enhanced margins, and giving us the ability to enter into new markets. We are pleased to have recently introduced to our customers worldwide our new RTD™ (Real-Time Diffusion™) MultiGas Technology™. This proprietary technology platform and real-time sensor quality assurance provides accurate and immediate results, and eliminates the need for repeat tests. The addition of RTD to our product family will provide access to markets from which Angeion may have been previously excluded. This ability to better serve our existing markets and enter new markets represents the new product development model that we expect to execute. We are committed to becoming an industry leader in efficient manufacturing practices and innovative diagnostic solutions.”

“As we move through fiscal year 2012, we will commence a number of initiatives, including rebranding the company and leveraging the MedGraphics name to more fully capitalize on the favorable brand equity that we have developed over the years. We look to solidify the identity of the company with that of our products in the minds of our customers and the national investment community as well. Our strong working capital position will facilitate plans to expand and advance our product lines via in-house development as well as participating in joint venture opportunities, and opportunistic and strategic acquisitions. With the business on a more stable footing, we will now move ahead to reconfigure the company for future growth. We believe there are outstanding opportunities in new markets such as primary care, home monitoring and telemedicine that can benefit from MedGraphics technology.”

Balance Sheet

As of January 31, 2012, the Company ended the first quarter fiscal 2012 with cash, equivalents and short term investments totaling $9.2 million, working capital of $13.3 million, no long-term debt and shareholders’ equity of $14.2 million. For the first quarter, the Company repurchased a total of 1,000 shares of Angeion common stock in the open market for an average price of $4.98 per share. Under the current stock repurchase program, the Company has the authorization to purchase an additional $2.8 million worth of stock and is prepared to take advantage of opportunistic buying situations.

Conference Call

The Company has scheduled a conference call for February 28, 2012 at 5:00 p.m. ET to discuss its financial results for the first quarter fiscal 2012.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company's website at www.angeion.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10010101, through March 5, 2012. A webcast replay of the conference call will be accessible on the Company’s website at www.angeion.com for 90 days.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinic, and office markets; (3) remaining as a qualified provider for large group purchasing organizations, thereby ensuring continued access to our market and efficiently increasing our sales potential to expanded numbers of companies using these buying groups; (4) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (5) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (6) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (7) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (8) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (9) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (10) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (11) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (12) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (13) our dependence on third-party vendors and (14) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. These and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2011.

Contact:	Robert M. Wolf	Joe Dorame, Robert Blum, Joe Diaz
	Angeion Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 766-4874	angn@lythampartners.com

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2012 and October 31, 2011

(In thousands except share and per share data)

	January 31, 2012	October 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,674	$8,461
Short-term investments	481	723
Accounts receivable, net of allowance for doubtful accounts of $93 and $96, respectively	4,898	5,958
Inventories, net of obsolescence reserve of $478 and $431, respectively	4,122	3,750
Prepaid expenses and other current assets	198	235
Total Current Assets	18,373	19,127

Property and equipment, net of accumulated depreciation of $3,798 and $3,735, respectively	423	444
Intangible assets, net	1,290	1,201
Total Assets	$20,086	$20,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,833	$2,022
Employee compensation	1,279	1,481
Deferred income	1,591	1,771
Warranty reserve	122	141
Other current liabilities and accrued expenses	230	221
Total Current Liabilities	5,055	5,636

Long-term Liabilities:
Long-term deferred income and other	814	817
Total Liabilities	5,869	6,453
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,961,742 and 3,905,648 shares issued and 3,797,800 and 3,778,796 shares outstanding in 2012 and 2011, respectively	380	378
Additional paid-in capital	20,768	20,622
Accumulated deficit	(6,932)	(6,683)
Accumulated other comprehensive income	1	2
Total Shareholders’ Equity	14,217	14,319
Total Liabilities and Shareholders’ Equity	$20,086	$20,772

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited, in thousands except per share data)

	Three Months Ended January 31,
	2012	2011
Revenues
Equipment, supplies and accessories revenues	$5,976	$6,144
Service revenues	1,083	909
	7,059	7,053
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,727	2,716
Cost of service revenues	350	356
	3,077	3,072

Gross margin	3,982	3,981

Operating expenses:
Selling and marketing	2,071	2,047
General and administrative	1,183	1,390
Research and development	866	761
Amortization of intangibles	108	105
	4,228	4,303

Operating loss	(246)	(322)
Interest income	4	8

Loss before taxes	(242)	(314)
Provision for taxes	7	10

Net loss	$(249)	$(324)

Loss per share:
Basic	$(0.07)	$(0.09)
Diluted	$(0.07)	$(0.09)

Weighted average common shares outstanding:
Basic	3,780	3,754
Diluted	3,780	3,754

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended January 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(249)	$(324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	64	64
Amortization	108	105
Stock-based compensation	137	34
Decrease in allowance for doubtful accounts	(3)	(10)
Increase (decrease) in inventory obsolescence reserve	47	(25)
Loss on disposal of equipment	—	22
Change in operating assets and liabilities:
Accounts receivable	1,063	480
Inventories	(419)	(45)
Prepaid expenses and other current assets	37	95
Accounts payable	(189)	(83)
Employee compensation	(202)	131
Deferred income	(218)	(61)
Warranty reserve	(19)	(35)
Other current liabilities and accrued expenses	9	(88)
Net cash provided by operating activities	166	260

Cash flows from investing activities:
Sales of investments	241	1,239
Purchase of property and equipment and intangible assets	(240)	(173)
Net cash provided by investing activities	1	1,066

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	11	12
Proceeds from the exercise of stock options	40	48
Repurchase of common stock	(5)	—
Net cash provided by financing activities	46	60

Net increase in cash and cash equivalents	213	1,386

Cash and cash equivalents at beginning of period	8,461	6,943

Cash and cash equivalents at end of period	$8,674	$8,329

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